Exhibit 99.1

Polypore International, Inc.
The Gibson Building
11430 North Community House Road
Suite 350
Charlotte, NC 28277
Tel: (704) 587-8409
Fax: (704) 587-8795

www.polypore.net

Polypore Reports Third Quarter 2011 Results

•                  Sales increase 25% to $190.1 million

•                  Adjusted EBITDA increases 40% to $59.5 million

•                  Adjusted EPS increases 93% to $0.54

CHARLOTTE, NC — November 2, 2011 — Polypore International, Inc. (NYSE: PPO) today reported its financial results for the third quarter ended October 1, 2011.

•                  Sales were $190.1 million, an increase of $38.4 million, or 25%, compared with the prior-year period. Excluding the effect of foreign currency translation, sales increased 21%.

•                  Adjusted Operating Income was $46.4 million compared with $29.8 million in the prior-year period. A table showing the reconciliation of Adjusted Operating Income to U.S. GAAP amounts is included in this release.

•                  Adjusted Net Income and Adjusted EPS were $25.4 million and $0.54 per diluted share, compared with $13.2 million and $0.28 per diluted share in the prior-year period.  Net income was $23.6 million and $0.50 per diluted share, compared with $12.4 million and $0.27 per diluted share in the prior-year period.  A table showing the reconciliation of Adjusted Net Income and Adjusted EPS to U.S. GAAP amounts is included in this release.

Robert B. Toth, President and Chief Executive Officer, said: “We are on track with our substantial capacity investments and the long term demand drivers remain strong across our businesses. In our lithium separator business, where demand continues to accelerate, we are focused on increasing capacity as rapidly as possible.”

For the nine month period ended October 1, 2011:

•                  Sales were $572.1 million, up 28% from $447.1 million in the first nine months of 2010.

•                  Adjusted Operating Income was $151.0 million compared with $95.0 million in the prior-year period.

•                  Adjusted Net Income and Adjusted EPS were $82.7 million and $1.76 per diluted share, compared with $42.8 million and $0.92 per diluted share in the prior-year period.

The Company modified its calculation of Adjusted Operating Income, Adjusted Net Income and Adjusted EPS during the third quarter of 2011 in order to be consistent with the calculation of Adjusted EBITDA, which is defined in the Company’s senior secured credit agreement.  The change results in non-cash stock compensation and certain other non-cash or non-recurring charges being excluded from these non-GAAP measures.  Please refer to the “Non-GAAP Supplemental Information” section below for an explanation of the changes and the impact of the changes on the calculation of these non-GAAP measures.

Adjusted EBITDA

Adjusted EBITDA was $59.5 million in the third quarter of 2011 compared with $42.4 million in the third quarter of 2010. Adjusted EBITDA for the twelve months ended October 1, 2011 was $242.2 million.  Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), as defined in Polypore’s senior secured credit agreement, is reconciled to net income in the attached table.

Energy Storage

In the quarter, sales for the Energy Storage segment were $146.0 million, an increase of $32.7 million, or 29%, compared with the prior-year period. Year-to-date segment sales were $430.3 million, an increase of $108.1 million, or 34%, compared with the prior-year period.  Excluding the effect of foreign currency translation, sales increased 26% and 31% for the third quarter and year-to-date periods, respectively.

•                  Sales of lead-acid battery separators were $89.9 million, an increase of $10.7 million, or 14%, compared with the prior-year period, driven by strong performance in the Americas and Europe and the effect of foreign currency translation.  Sales in Asia were comparable with the prior-year period, primarily associated with the short term disruption in

China’s lead-acid battery production. Year-to-date sales were $281.3 million, an increase of $56.2 million, or 25%.

•                  Lithium battery separator sales were $56.1 million, an increase of $22.0 million, or 65%. The increase reflects strong and growing demand in Electric Drive Vehicles (“EDVs”), growth in consumer electronics and the benefit of additional capacity. Year-to-date sales were $149.0 million, an increase of $51.9 million, or 54%.

•                  Segment operating income was $38.6 million and 26% of sales, compared with $23.2 million and 21% of sales for the prior-year period. Year-to-date segment operating income was $113.8 million and 26% of sales, compared with $63.8 million and 20% of sales for the same period in the prior year. The improvement in operating income was primarily due to operating leverage resulting from higher sales, somewhat offset by costs associated with our capacity investments. A table showing the reconciliation of segment operating income to consolidated results is included in this release.

Separations Media

In the quarter, sales for the Separations Media segment were $44.1 million, up $5.7 million, or 15%, compared with the prior-year period. Year-to-date segment sales were $141.8 million, an increase of $16.9 million, or 14%, compared with the prior-year period. Excluding the effect of foreign currency translation, sales increased 7% and 8% for the third quarter and year-to-date periods, respectively.

•                  Third quarter sales of healthcare products were $28.0 million, an increase of $5.0 million, or 22%, driven by solid demand in hemodialysis and blood oxygenation applications and the effect of foreign currency translation. Year-to-date sales were $88.5 million, an increase of $11.1 million, or 14%.

•                  Third quarter sales of filtration and specialty products were $16.1 million, which was comparable to the prior-year period. Year-to-date sales were $53.3 million, an increase of $5.8 million, or 12%.

•                  Segment operating income was $7.8 million and 18% of sales, compared with $6.6 million and 17% of sales in the prior-year period. Year-to-date segment operating income was $37.2 million and 26% of sales, compared with $31.2 million and 25% of sales for the prior-year period. A table showing the reconciliation of segment operating income to consolidated results is included in this release.

Outlook

Toth added: “As always, we will work to optimize near-term results, especially as we incur costs associated with our capacity investments. However, our primary focus is on driving growth in 2012 and substantial growth in 2013 and beyond. The long-term secular trends in our businesses remain very positive, and we are committed to making the investments that position us to capitalize on growing demand.”

Conference Call

Polypore International, Inc. will hold a conference call to discuss the Company’s third quarter financial results and business outlook on Thursday, November 3, 2011 at 9:00 AM Eastern time. The number to call for this interactive teleconference is (719) 325-2490. Enter code 6725243. A replay of the conference call will be available through November 11, 2011, via telephone at (719) 457-0820. Enter code 6725243. The call will also be webcast live and archived for 30 days in the Investor Relations section of the Company’s website at http://investor.polypore.net/.

In addition, the Company filed a Current Report on Form 8-K with the Securities and Exchange Commission with Supplemental Financial Information that is located on the Company’s website.

Investor Contact:  Polypore Investor Relations — 704-587-8886 or investorrelations@polypore.net.

Non-GAAP Supplemental Information

Adjusted EBITDA, Adjusted Operating Income, Adjusted Net Income and Adjusted EPS (earnings per share) are non-GAAP financial measures presented in this press release as supplemental disclosures to net income and reported results.  Adjusted EBITDA is defined in our credit agreement and represents earnings before interest, taxes, depreciation and amortization and certain non-operating items, business restructuring costs and other non-cash or non-recurring charges.

We define Adjusted Operating Income as Operating Income excluding certain items.  We define Adjusted Net Income as income from continuing operations excluding certain items.  We define Adjusted EPS as Adjusted Net Income divided by the number of diluted shares of common stock outstanding.  During the third quarter of 2011, the adjustments used in calculating

Adjusted Operating Income, Adjusted Net Income and Adjusted EPS were modified to be fully consistent with the adjustments used in calculating Adjusted EBITDA, as defined in our credit agreement.  We believe that applying consistent adjustments across non-GAAP measures provides transparency on the impact of these adjustments on operating results and makes these non-GAAP measures comparable and easier to understand.  For the three months ended October 1, 2011, the change in the calculation of Adjusted Operating Income, Adjusted Net Income and Adjusted EPS resulted in an increase of $2.5 million, $1.7 million and $0.04 per share, respectively.  For the nine months ended October 1, 2011, the change in the calculation of Adjusted Operating Income, Adjusted Net Income and Adjusted EPS resulted in an increase of $4.6 million, $3.5 million and $0.08 per share, respectively.  Amounts previously reported for these non-GAAP measures have been conformed to the current year presentation and the impact on prior periods is not significant.

For more information regarding the computation of Adjusted EBITDA, Adjusted Operating Income, Adjusted Net Income and Adjusted EPS, the reconciliation of Adjusted EBITDA to net income, Adjusted Operating Income to operating income, Adjusted Net Income to net income and Adjusted EPS to earnings per share, please see the attached financial tables.

We present these non-GAAP financial measures because we believe that they are useful indicators of our operating performance and facilitate the comparison of results between periods.  Adjusted EBITDA is a measure used in our credit agreement to determine the availability of borrowings under our revolving credit facility.  We also use Adjusted EBITDA to review and assess our operating performance in connection with employee incentive programs and the preparation of our annual budget and financial projections.  Adjusted Operating Income, Adjusted Net Income and Adjusted EPS exclude amounts we do not consider part of our ongoing operating results when assessing performance and are calculated consistent with the calculation of Adjusted EBITDA.

Adjusted EBITDA, Adjusted Operating Income, Adjusted Net Income and Adjusted EPS are not measurements of financial performance under GAAP and such financial measures should not be considered as an alternative to net income, operating income, cash flows from operating activities or other measures of performance determined in accordance with GAAP.  In addition, our calculation of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.

Forward-Looking Statements

This release contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: the highly competitive nature of the markets in which we sell our products; the failure to continue to develop innovative products; the loss of our customers; the vertical integration by our customers of the production of our products into their own manufacturing process; increases in prices for raw materials or the loss of key supplier contracts; our substantial indebtedness; interest rate risk related to our variable rate indebtedness; our inability to generate cash; restrictions related to the senior secured credit agreement; employee slowdowns, strikes or similar actions; product liability claims exposure; risks in connection with our operations outside the United States, including compliance with applicable anti-corruption laws; the incurrence of substantial costs to comply with, or as a result of violations of, or liabilities under, environmental laws; the failure to protect our intellectual property; the loss of senior management; the incurrence of additional debt, contingent liabilities and expenses in connection with future acquisitions; the failure to effectively integrate newly acquired operations; the absence of expected returns from the intangible assets we have recorded; the adverse impact from legal proceedings on our financial condition; and natural disasters, epidemics, terrorist acts and other events beyond our control. Additional information concerning these and other important factors can be found in Item 1A. “Risk Factors” of our most recent Annual Report on Form 10-K, “Risk Factors” in Amendment No. 2 to the Registration Statement on Form S-4 filed on May 13, 2011 (Commission File No. 333-173313) and subsequent reports filed with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. Polypore expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Polypore’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Polypore International, Inc.

Condensed consolidated statements of income

(unaudited)

(in millions, except per share data)

	Three Months Ended		Nine Months Ended
	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010
Net sales	$190.1	$151.7	$572.1	$447.1
Cost of goods sold	113.2	94.4	328.2	270.3
Gross profit	76.9	57.3	243.9	176.8
Selling, general and administrative expenses	33.1	28.3	98.1	84.3
Business restructuring	—	0.1	—	(0.8)
Operating income	43.8	28.9	145.8	93.3
Other (income) expense:
Interest expense, net	8.5	12.1	25.9	35.4
Gain on sale of Italian subsidiary	—	—	—	(3.3)
Foreign currency and other	(0.4)	—	0.4	(0.8)
	8.1	12.1	26.3	31.3
Income before income taxes	35.7	16.8	119.5	62.0
Income taxes	12.1	4.4	40.7	16.1
Net income	$23.6	$12.4	$78.8	$45.9

Net income per share - basic	$0.51	$0.28	$1.71	$1.03

Net income per share - diluted	$0.50	$0.27	$1.67	$0.99

Weighted average shares outstanding - basic	46,434,965	44,527,914	46,079,584	44,494,644
Weighted average shares outstanding - diluted	47,215,037	46,641,636	47,050,245	46,277,995

Polypore International, Inc.

Condensed consolidated balance sheets

(in millions)

	October 1, 2011	January 1, 2011 (a)
Assets:
Cash and cash equivalents	$104.2	$90.0
Accounts receivable, net	124.3	116.7
Inventories	88.6	77.0
Other	21.3	17.1
Current assets	338.4	300.8

Property, plant and equipment, net	499.8	415.3
Goodwill	469.3	469.3
Intangibles and loan acquisition costs, net	138.8	152.6
Other	12.8	10.5
Total assets	$1,459.1	$1,348.5

Liabilities and shareholders’ equity:
Accounts payable and accrued liabilities	$96.6	$96.7
Income taxes payable	5.5	5.2
Current portion of debt	3.7	3.7
Current liabilities	105.8	105.6

Debt, less current portion	708.6	711.6
Other	178.6	153.2
Shareholders’ equity	466.1	378.1
Total liabilities and shareholders’ equity	$1,459.1	$1,348.5

(a) Derived from audited consolidated financial statements.

Polypore International, Inc.

Condensed consolidated statements of cash flows

(unaudited, in millions)

	Nine Months Ended
	October 1, 2011	October 2, 2010
Operating activities:
Net income	$78.8	$45.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	37.7	36.0
Deferred income taxes	22.8	3.2
Stock-based compensation	4.6	1.7
Other	1.8	(2.6)
Changes in operating assets and liabilities	(23.5)	28.3
Net cash provided by operating activities	122.2	112.5
Investing activities:
Purchases of property, plant and equipment, net	(111.3)	(41.5)
Payments associated with the stock sale of Italian subsidiary, net	—	(14.9)
Net cash used in investing activities	(111.3)	(56.4)
Financing activities:
Principal payments on debt	(3.6)	(9.9)
Proceeds from stock option exercises	6.6	1.0
Other	(0.1)	—
Net cash provided by (used in) financing activities	2.9	(8.9)
Effect of exchange rate changes on cash and cash equivalents	0.4	0.5
Net increase in cash and cash equivalents	14.2	47.7
Cash and cash equivalents at beginning of period	90.0	115.0
Cash and cash equivalents at end of period	$104.2	$162.7

Polypore International, Inc.

Supplemental Information

Reconciliation of Adjusted EBITDA

(unaudited, in millions)

	Three Months Ended		Twelve Months Ended
	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010
Net income (loss)	$23.6	$12.4	$96.5	$(85.1)
Add:
Depreciation and amortization expense	13.1	12.0	49.5	48.8
Interest expense, net	8.5	12.1	37.2	49.5
Income taxes	12.1	4.4	49.7	15.0
EBITDA	57.3	40.9	232.9	28.2
Adjustments:
Stock-based compensation	2.5	0.6	5.2	2.3
Foreign currency (gain) loss	(0.4)	0.6	(0.1)	(1.4)
Loss on disposal of property, plant and equipment	—	—	1.2	0.2
Business restructuring	—	0.1	—	19.8
Costs related to purchase of 8.75% senior subordinated notes	—	—	2.3	—
Costs related to the FTC litigation	0.1	0.2	0.9	1.0
Gain on sale of Italian subsidiary	—	—	—	(3.3)
Goodwill impairment	—	—	—	131.5
Other non-cash or non-recurring items	—	—	(0.2)	(0.3)
Adjusted EBITDA	$59.5	$42.4	$242.2	$178.0

Polypore International, Inc.

Supplemental Information

Reconciliation of Adjusted Net Income and Adjusted EPS

(unaudited)

(in millions, except per share data)

	Three Months Ended		Nine Months Ended
	October 1, 2011	October 2, 2010 (a)	October 1, 2011	October 2, 2010 (a)
Net income	$23.6	$12.4	$78.8	$45.9
Adjustments:
Stock-based compensation	2.5	0.6	4.6	1.7
Foreign currency (gain) loss	(0.4)	0.6	0.4	(0.4)
Loss on disposal of property, plant and equipment	—	—	0.2	—
Business restructuring	—	0.1	—	(0.8)
Costs related to the FTC litigation	0.1	0.2	0.6	0.8
Gain on sale of Italian subsidiary	—	—	—	(3.3)
Other non-cash or non-recurring charges	—	—	(0.2)	—
Impact of adjustments on income taxes	(0.4)	(0.7)	(1.7)	(1.1)
Adjusted net income	$25.4	$13.2	$82.7	$42.8

Net income per share - diluted	$0.50	$0.27	$1.67	$0.99
Impact of adjustments on net income per share	0.04	0.01	0.09	(0.07)
Adjusted earnings per share - diluted	$0.54	$0.28	$1.76	$0.92

Weighted average shares outstanding - diluted	47,215,037	46,641,636	47,050,245	46,277,995

(a)

During the third quarter of 2011, the adjustments used in calculating Adjusted Net Income and Adjusted EPS were modified to be consistent with the adjustments used in calculating Adjusted EBITDA, as defined in the Company’s senior secured credit agreement. Adjusted Net Income and Adjusted EPS exclude certain non-operating items, business restructuring costs and other non-cash or non-recurring charges, consistent with the calculation of Adjusted EBITDA. Amounts previously reported for Adjusted Net Income and Adjusted EPS for the three and nine months ended October 2, 2010 have been conformed to the current year presentation and the impact on prior periods is not significant.

Polypore International, Inc.

Supplemental Information

Reconciliation of Adjusted Operating Income

(unaudited, in millions)

	Three Months Ended		Nine Months Ended
	October 1, 2011	October 2, 2010 (a)	October 1, 2011	October 2, 2010 (a)
Operating income	$43.8	$28.9	$145.8	$93.3
Adjustments:
Stock-based compensation	2.5	0.6	4.6	1.7
Loss on disposal of property, plant and equipment	—	—	0.2	—
Business restructuring	—	0.1	—	(0.8)
Costs related to the FTC litigation	0.1	0.2	0.6	0.8
Other non-cash or non-recurring charges	—	—	(0.2)	—
Adjusted operating income	$46.4	$29.8	$151.0	$95.0

(a)

During the third quarter of 2011, the adjustments used in calculating Adjusted Operating Income were modified to be consistent with the adjustments used in calculating Adjusted EBITDA, as defined in the Company’s senior secured credit agreement. Adjusted Operating Income excludes certain non-operating items, business restructuring costs and other non-cash or non-recurring charges, consistent with the calculation of Adjusted EBITDA. Amounts previously reported for Adjusted Operating Income for the three and nine months ended October 2, 2010 have been conformed to the current year presentation and the impact on prior periods is not significant.

Polypore International, Inc.

Supplemental Information

Reconciliation of Segment Operating Income to Income Before Income Taxes

(unaudited, in millions)

	Three Months Ended		Nine Months Ended
	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010
Operating income:
Energy storage	$38.6	$23.2	$113.8	$63.8
Separations media	7.8	6.6	37.2	31.2
Segment operating income	46.4	29.8	151.0	95.0
Stock-based compensation	2.5	0.6	4.6	1.7
Business restructuring	—	0.1	—	(0.8)
Non-recurring and other costs	0.1	0.2	0.6	0.8
Total operating income	43.8	28.9	145.8	93.3
Reconciling items:
Interest expense, net	8.5	12.1	25.9	35.4
Gain on sale of Italian subsidiary	—	—	—	(3.3)
Foreign currency and other	(0.4)	—	0.4	(0.8)
Income before income taxes	$35.7	$16.8	$119.5	$62.0